Exhibit 4.28

UNOFFICIAL TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Amendment No. 1 to Deed of Trust (Series F) Dated January 14, 2024

Made and executed on March 31, 2026

Between:	Ellomay Capital Ltd.
52-003986-8
of 18 Rothschild Blvd., Tel Aviv
(the “Company”)

Of the first part;

And between:	Hermetic Trust (1975) Ltd.
51-070519-7
of 30 Sheshet HaYamim St., Bnei Brak
(the “Trustee”)

Of the second part;

Whereas:	on January 14, 2024 the Company and the Trustee executed a Deed of Trust pursuant to which the Company issued the Debentures (Series F) of the Company (hereinafter: the “Deed of Trust” and the “Debentures (Series F)”, respectively;

And whereas:	on February 11, 2026, the Company’s Board of Directors approved this Amendment No. 1 to the Deed of Trust (the “Amendment” or “this Amendment”);

And whereas:	on March 31, 2026 the meeting of the holders of the Debentures (Series F) approved this Amendment with a special resolution;

And whereas:	in accordance with the approval of the Company’s Board of Directors and the meeting of the holders of the Debentures as noted, the parties wish to amend the Deed of Trust as set forth in this Amendment below;

Therefore, it was agreed, declared, and stipulated by and between the parties as follows:

1.	Preamble; Interpretation; Definitions and Entry into Force

1.1.	The preamble of this Amendment constitutes an inseparable part hereof.

1.2.	Terms and expressions in this Amendment shall have the meanings ascribed to them in the Deed of Trust, unless expressly provided otherwise in this Amendment.

1.3.	As of the date of its execution, this Amendment shall constitute an integral part of the Deed of Trust Deed. In the event of any inconsistency between the provisions of this Amendment and those of the Deed of Trust, the provisions of this Amendment shall prevail.

UNOFFICIAL TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

2.	The Amendment to the Deed of Trust

2.1.	In Section 1.4, after the definition of “Principal,” the following definition will be added:

“Base Interest”: an annual rate of 5.5% up to and including June 3, 2026, and an annual rate of 5.75% commencing on June 4, 2026, all subject to adjustments as set forth in Section 4.1 of the terms set out on the Back of the Page.”

2.2.	At the end of the first paragraph of Section 8.2.7 in the Deed of Trust, following the words “plus an annual interest rate of 1.75%.” in option (3) this sentence will be added:

“It is agreed that commencing June 4, 2026, the interest addition to the Government Debenture Yield (as hereinafter defined) as set forth in option (3) above will be decreased to 1.3%.”

2.3.	In Section 9.1.23 to the Deed of Trust the words “Messrs. Shlomo Nehama and Ran Fridrich” will be replaced with the words “O.Y. Nofar Energy Ltd. (company number 514599943) and Mr. Ofer Yanay”.

2.4.	The following paragraph will be added to Section 4.1 of the terms set out on the Back of the Page:

“It is clarified that, from June 4, 2026 and until the full redemption date of the Debentures (Series F), subject to the provisions of Section 4.3.2 below, the fixed annual interest rate of the Debentures (Series F) shall be the interest rate determined in the tender plus 0.25% (i.e., an annual interest rate of 5.75%), and the term “Base Interest” shall refer to this updated interest rate. The Company shall report, by way of an immediate report within two business days from the effective date of Amendment No. 1 to the Deed of Trust, the weighted interest rate that the Company will pay to the holders of the Debentures (Series F) on the next interest payment date following the interest rate update as described above, which shall be based on the interest rate for the period from the beginning of the current interest period until June 3, 2026, and the interest rate for the period commencing June 4, 2026, the annual interest rate reflected by the weighted interest rate, the updated annual interest rate, and the updated semi-annual interest rate (which shall be calculated as the annual interest rate divided by two).”

2.5.	Section 4.3.2 will be added to the terms set out on the Back of the Page as follows:

“4.3.2 Change in Interest Rate as a Result of Rating

The interest rate of the Debentures shall be adjusted based on the rating of the Debentures, in accordance with the mechanism described below:

“Rating Agency” – Midroog Ltd. or any other rating agency that replaces it.

“Base Rating” – Baa1.il, as determined by Midroog (or any equivalent rating that replaces it, as determined by another rating agency, if such agency replaces the aforementioned Rating Agency).

a.	If, during any interest period, the Debentures are rated by the Rating Agency (in the event of replacement of a Rating Agency, the Company shall provide the Trustee with a comparison between the rating scale of the replaced agency and that of the new agency), such that the rating assigned to the Debentures is higher than the Base Rating (or an equivalent rating that replaces it, as determined by another rating agency) (in this Section 4.3.2(a): the “Higher Rating”), the annual interest rate borne by the outstanding principal shall decrease by 0.25% (in this Section 4.3.2(a): the “Interest Reduction for Higher Rating”) below the Base Interest Rate (as defined in Section 4.1 of the Deed of Trust), or below the Base Interest Rate plus the interest increment, if applicable at that time pursuant to Section 4.3.1 above (the “Interest Rate Applicable at the Time of Publication of the Higher Rating”).

UNOFFICIAL TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

b.	The Interest Reduction for Higher Rating shall apply from the date of publication of the Higher Rating by the Rating Agency until the full repayment of the outstanding principal of the Debentures, or until a downgrade as described in subsection (f) below, whichever occurs first.

c.	No later than five (5) business days following receipt of notice from the Rating Agency regarding the assignment of the Higher Rating to the Debentures or an upgrade of the Debentures to the Higher Rating as defined above (provided that such rating or upgrade results in a change in the interest rate of the Bonds), the Company shall publish an immediate report specifying: (1) the rating or rating upgrade, as applicable, the Higher Rating, and the date on which the Debentures began to be rated at the Higher Rating (the “Rating Upgrade Date”); (2) the original interest rate applicable to the outstanding principal of the Debentures for the period from the beginning of the current interest period until the Rating Upgrade Date (calculated on the basis of a 365-day year), and whether there has been a breach of financial covenants resulting in a change in the interest rate, in accordance with Section 4.3.1(a) of the Deed of Trust; (3) the updated interest rate applicable to the outstanding principal from the Rating Upgrade Date until the next actual interest payment date, i.e., the original interest rate less the annual Interest Reduction for Higher Rating (calculated on the basis of a 365-day year); (4) the weighted interest rate payable by the Company to the Holder of the Debentures on the next interest payment date, derived from subsections (2) and (3) above; (5) the annual interest rate reflected by the weighted interest rate; (6) the annual interest rate and the semi-annual interest rate (calculated as the annual rate divided by two) for subsequent periods. For the avoidance of doubt, the Company shall publish an immediate report regarding a rating or rating upgrade of the Debentures even if it does not result in a change in the interest rate, if required by law.

d.	If the date on which the Debentures begin to be rated at the Higher Rating falls during the period commencing four days prior to the record date for any interest payment and ending on the interest payment date immediately following such record date (the “Deferral Period”), the Company shall pay Holders of the Debentures, on the upcoming interest payment date, the original interest rate (as applicable prior to the change) without the reduction for the rating upgrade. The payment on the subsequent interest payment date shall be adjusted to reflect the Interest Reduction for Higher Rating for the Deferral Period (without any additional adjustment due to the delay in reflecting the change). The Company shall disclose in an immediate report the exact interest rate to be paid on the next interest payment date.

e.	In the event of publication or update of the Debentures’ rating by the Rating Agency that affects the interest rate borne by the Debentures as described above, the Company shall notify the Trustee in writing within one business day of receiving notice from the Rating Agency (this does not derogate from the Company’s obligation to publish an immediate report as required by law, and such publication shall be deemed notice to the Trustee).

f.	If, following a rating publication or upgrade that affected the interest rate as set forth in subsection (a) above, the Rating Agency subsequently downgrades the Debentures so that their rating is equal to or lower than the Base Rating (in this subsection (f): the “Lower Rating”), then the interest rate payable by the Company to the Holders of the Debentures shall increase by 0.25% per annum, effective from the date of the Lower Rating (without derogating from Section 4.3.1 above). It is clarified that, subject to Section 4.3.1 above, in any event the interest rate borne by the Debentures shall not exceed the Base Interest Rate. In such case, the Company shall act in accordance with subsections (c)–(e) above, mutatis mutandis. It is clarified that if the Debentures’ rating falls below the Base Rating, this shall not affect the interest rate borne by the Debentures at that time.

UNOFFICIAL TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

g.	If, while the Debentures are rated at the Higher Rating, they cease to be rated due to reasons attributable to the Company (for example, but not limited to, failure to comply with the Company’s obligations toward the Rating Agency, including failure to make required payments and/or reports), for a period exceeding 60 days from the date rating ceased, and prior to final redemption, such cessation shall be deemed a downgrade of the Debentures to the Base Rating. In such case, the annual interest rate borne by the outstanding principal shall equal the Base Interest Rate, provided that at such time there is at least one rating agency operating in Israel. The interest rate shall be updated to the Base Interest Rate after 60 days from the date the rating ceased, retroactively from the date of cessation of the Higher Rating. For the avoidance of doubt, if the Debentures cease to be rated for reasons not attributable to the Company prior to final redemption, this shall not affect the interest rate as set forth in subsection (a), and subsections (c)–(e) shall not apply.

It is clarified that replacement of the Rating Agency (if the Company decides to do so) shall not affect the interest rate as described in subsection (a), provided that the rating assigned by the new rating agency is equivalent to the rating of the current rating agency at the time of replacement.

h.	In the event that the Rating Agency is replaced or the Debentures cease to be rated by a rating agency, the Company shall publish an immediate report, at the time required by law, describing the circumstances of such replacement or cessation, as applicable.

i.	Notwithstanding the above, a rating downgrade or upgrade means an effective downgrade or upgrade of the Debentures’ rating, but excludes: (a) a downgrade or upgrade resulting solely from a change in methodology and/or changes in the rating scales of the rating agency (which shall not be considered a rating change and shall not trigger any interest adjustment); and (b) placing the Debentures on a watch list or any similar action by the rating agency, including a change in rating outlook/forecast (which shall not be considered a downgrade or upgrade and shall not trigger any interest increase or decrease).

2.6.	This Amendment will become effective on the date of its approval by the meeting of the Holders of the Debentures (Series F).

3.	No Additional Changes

Except as otherwise expressly provided in this Amendment, no change shall apply to the provisions of the Deed of Trust, and all provisions of the Deed of Trust that have not been expressly amended under this Amendment shall remain in full force and effect unchanged.

4.	Authorization to Magna

In accordance with the provisions of the Securities Regulations (Signature and Electronic Reporting), 5763- 2003, the Trustee hereby authorizes the party authorized for this on behalf of the Company, to electronically report to the Securities Authority of its execution of this Amendment.

[signature on a separate page]

UNOFFICIAL TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

And in witness whereof the parties have signed:

/s/ Ben Sheizaf, /s/ Ran Fridrich	/s/ Dan Avnon
Ellomay Capital Ltd.	Hermetic Trusts (1975) Ltd.

I the undersigned Odeya Brick-Zarsky, Adv. Confirm that this Amendment to the Deed of Trust was signed by Ellomay Capital Ltd. via Messrs. Ben Sheizaf and Ran Fridrich and their signature binds Ellomay Capital Ltd. with respect to this Deed of Trust for all intents and purposes.

/s/ Odeya Brick-Zarsky

Odeya Brick-Zarsky, Adv.

I, the undersigned, Ofek Shiloh Hekesh, Adv., hereby confirm that this Amendment to the Deed of Trust was signed by Hermetic Trust (1975) Ltd., by Dan Avnon, and his signature binds Hermetic Trust (1975) Ltd. in connection with this Amendment for all intents and purposes.

/s/ Ofek Shiloh Hekesh

Ofek Shiloh Hekesh, Adv.